Exhibit 10.76(a)

THIS AGREEMENT is made on 22 December, 2004

BETWEEN:

(1)                                  SIRVA UK LIMITED a company incorporated under the laws of England and Wales whose registered office is at Heritage House, 345 Southbury Road, Enfield, Middlesex, EN1 1UP (SIRVA UK); and

(2)                                  MIDIDATA SPEDITION GmbH a company incorporated in Germany and registered in the Commercial Register of Langen whose registered office is Ohmstrasse 12, 63225 Langen;

(3)                                  ALLIED ARTHUR PIERRE SA a company incorporated in Luxembourg and registered with the Register of Trade and Companies in Luxembourg, whose registered office is at 112-114, Rue du Kiem, L-8030 Strassen

(each a Seller and together the Sellers);

(4)                                  SIRVA WORLDWIDE, INC a company incorporated under the laws of the State of Delaware, United States, whose registered office is at c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, U.S.A. (the Sellers’ Guarantor)

(5)                                  WINCANTON TRANS EUROPEAN HOLDINGS GmbH a company incorporated under the laws of Germany and whose registered office is at Antwerpener Strasse 24, 68219 Mannheim (Wincanton GmbH); and

(6)                                  WINCANTON TRANS EUROPEAN HOLDINGS BV a company incorporated under the laws of Holland whose registered office is at Albert Plesmanweg 43g, 3088 GB Rotterdam, Netherlands (Wincanton BV)

(7)                                  WINCANTON HOLDINGS LIMITED a company incorporated under the laws of England and Wales whose registered office is at Cale House, Station Road, Wincanton, Somerset, BA9 9AD (Wincanton Holdings).

(Wincanton Holdings, Wincanton GmbH and Wincanton BV together the Purchasers and each a Purchaser).

WHEREAS:

(A)                              Each of the Sellers is the owner of those of the Shares set out opposite its name in column 2 of Error! Reference source not found. of Error! Reference source not found..

(B)                                With a view to the sale and purchase of the Target Companies, each Seller has agreed to sell, and each of the Purchasers has agreed to purchase, the Shares on the terms and subject to the conditions set out in this agreement.

(C)                                Words and expressions used in this agreement shall have the meanings set out in Schedule 1 unless the context otherwise requires.

(D)                               In consideration of the Purchasers and the Sellers agreeing to the terms and conditions of this agreement, the Sellers’ Guarantor and Wincanton Holdings have, respectively, agreed to guarantee the obligations of the Sellers and the Purchasers on the terms set out in this agreement.

IT IS AGREED as follows:

1.                                      SALE AND PURCHASE

1.1                                 Subject to and in accordance with this agreement:

(a)                                  each Seller agrees to sell and transfer and each Purchaser agrees to purchase the particular Set of Shares for which that Seller and that Purchaser is identified as the respective Seller or Purchaser in Error! Reference source not found. of Error! Reference source not found., in each case with effect from Closing, together with all rights attaching to them at Closing including the right to receive all distributions and dividends declared, paid or made in respect of the relevant Shares on or after Closing; and

(b)                                 each Seller shall sell the respective Shares free from all Encumbrances and ownership and risk in those Shares shall (except as otherwise set out in this agreement) pass to the relevant Purchaser with effect from Closing.

1.2                                 The parties acknowledge that the transfers of the Shares shall be completed on the basis of the share transfer and other arrangements set out or referred to in Error! Reference source not found. of Error! Reference source not found..

2.                                      PRICE

2.1                                 The price for each Set of Shares (the Final Share Price for those Shares) shall be the amount set out opposite that Set of Shares in column 3 of Error! Reference source not found. of Error! Reference source not found. (being the Debt Free/Cash Free Price for those Shares):

(a)                                  minus the External Debt of the Relevant Target Company;

(b)                                 plus the Cash of the Relevant Target Company;

(c)                                  plus the amount (if any) by which that Relevant Target Company’s Pro Rata Percentage of the Aggregate Adjusted Net Book Value exceeds that Relevant Target Company’s Pro Rata Percentage of €705,000, or minus the amount (if any) by which that Relevant Target Company’s Pro Rata Percentage of the Aggregate Adjusted Net Book Value is less than that Relevant Target Company’s Pro Rata Percentage of €705,000.

2.2                                 The Sellers and the Purchasers agree that the Final Share Price for each Set of Shares shall be calculated after Closing on the basis of the applicable amounts agreed or determined in accordance with Error! Reference source not found. (Post-Closing Financial Adjustments) and:

(a)                                  if the Final Share Price of a Relevant Target Company is greater than the Initial Share Price of that Relevant Target Company, then the relevant Purchaser shall pay an amount equal to the difference to the relevant Seller; or

(b)                                 if the Final Share Price of a Relevant Target Company is less than the Initial Share Price of that Relevant Target Company, then the relevant Seller shall pay an amount equal to the difference to the relevant Purchaser, in each case together with an amount equal to interest on such payment at LIBOR for the period from (but excluding) the Closing Date to (and including) the due date for payment, calculated on a daily basis.  Any such payment shall be made within five Business Days of the date on which the Closing Statement is agreed or determined, in accordance with the provisions of clause 17.1 or 17.2 of this agreement, as the case may be.

2.3                                 The Final Share Price for each Set of Shares (subject to any further adjustment, if applicable, pursuant to clause 2.5) shall be adopted for all tax reporting purposes.

2.4                                 At Closing, each Purchaser shall pay to the relevant Seller an amount in Euros equal to the Initial Share Price for the relevant Set of Shares (the Initial Share Price for a Set of Shares being the Debt Free/Cash Free Price for that Set of Shares:

(a)                                  minus the Estimated External Debt of the Relevant Target Company; and

(b)                                 plus the Estimated Cash of the Relevant Target Company).

Such payments shall be made to such bank accounts as are notified in writing by or on behalf of the Sellers to the Purchasers no less than 2 Business Days prior to the Closing Date.  The Sellers shall, not less than 5 Business Days prior to Closing, provide to the Purchasers their good faith estimate of the Cash and External Debt for each Target Company, together with reasonable documentary evidence (including bank statements and reconciliations where relevant) and calculations to support those estimates.  The parties shall promptly discuss those estimates in good faith and those estimates shall constitute the Estimated Cash and Estimated External Debt of each Relevant Target Company for the purpose of this agreement unless the Purchasers can demonstrate that the evidence and calculations provided do not constitute a reasonable basis for the estimates provided.  If the parties agree any different estimates, then those instead shall constitute the Estimated Cash and Estimated External Debt of each Relevant Target Company for the purpose of this agreement.

2.5                                 If any payment is made in satisfaction of a liability arising under a Sellers’ Obligation or a Purchaser Obligation, it shall be made on the following basis:

(a)                                  if such payment is specifically referable to any particular Set of Shares (or to any Target Company), it shall so far as possible adjust the price paid for the relevant Set of Shares;

(b)                                 if such payment is not so specifically referable, it shall adjust: (i) the price for such Shares as SIRVA UK (for itself and as agent for each other Seller) and Wincanton Holdings (for itself and as agent for each other Purchaser) agree to be appropriate in the circumstances; or (ii) (subject to any agreement under (i)) the price paid for the Shares in North American (UK) Limited.

3.                                      CONDITIONS TO CLOSING

3.1                                 Closing shall be conditional on the sale and purchase of the Shares (to the extent applicable) having been cleared, or deemed to have been cleared in accordance with applicable regulation, by the German Federal Cartel Office (the Bundeskartellamt) (BKA); for the avoidance of doubt, it shall be deemed to have been cleared if the waiting period of one calendar month from the date on which a complete filing has been submitted to the BKA has expired without the BKA having informed the notifying party that it has commenced an investigation of the transaction as described in section 40(1) of the Act Against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen)).

3.2                                 Each of the Sellers and each of the Purchasers shall notify the other promptly upon becoming aware that the Condition has been fulfilled or deemed to be fulfilled.

3.3                                 The Purchasers shall on the date of this agreement, or if that is not reasonably practicable then by no later than the first business day in Germany following the date of this agreement, submit to the BKA the notification in the agreed form by fax and by courier.

3.4                                 The Purchasers shall have primary responsibility for obtaining the approval required in order to satisfy the above Condition and shall take all steps reasonably necessary for that purpose (including, where required, making appropriate submissions, notifications and filings, in consultation with the Sellers, as soon as reasonably practicable after becoming aware that they are required) and, without limitation, the Purchaser shall so far as it is within its power to do so (taking into account reasonable information and timing constraints as well as the Sellers’ cooperation and assistance):

(a)                                  progress such submissions, notifications and filings with all diligence;

(b)                                 provide all information which is requested or required by the BKA;

(c)                                  promptly notify the Sellers (and provide copies or, in the case of non-written communications, details) of any communications from the BKA relating to the Proposed Transactions;

(d)                                 communicate with the BKA in respect of any of the Proposed Transactions only after having consulted with the Sellers or their advisers in advance (and taken into account any reasonable comments and requests of the Sellers and their advisers) and provide the Sellers (or their agents) with copies of all such submissions, notifications, filings and other communications in the form submitted or sent;

(e)                                  (without limiting (d) above) provide the Sellers (or their advisers) with a final draft of all submissions, notifications, filings and other communications to the BKA at such time as will allow the Sellers (or their advisers) a reasonable opportunity to provide comments and for the Purchaser to take account of any reasonable comments of the Sellers (or their advisers) on such drafts prior to their submission;

(f)                                    where permitted by the BKA, allow persons nominated by the Sellers to attend all meetings (and participate in all telephone or other conversations) with the BKA and to make oral submissions at such meetings (or telephone or other conversations); and

(g)                                 regularly review with the Sellers the progress of the notifications or filings to the BKA (including, where necessary, seeking to identify appropriate commitments to address any antitrust concerns identified by the BKA) and discussing with the Sellers the scope, timing and tactics of any such commitments with a view to obtaining clearance from the BKA at the earliest reasonable opportunity.

The Purchasers shall not make any merger, competition or anti-trust filings with any Governmental Entity which is not required under this clause 3.4 without obtaining the prior consent of the Sellers to the making of such application and the form and content of the relevant application.

3.5                                 The Sellers undertake (at their reasonable cost) to provide the Purchasers and any Governmental Entity with any necessary information, documents, cooperation and assistance reasonably required for the purpose of making any submissions, notifications and filings to the BKA or any such other Governmental Entity.

3.6                                 The first Business Day in London on or by which, prior to 4.00 p.m., all Conditions have been fulfilled to the satisfaction of the relevant party, shall be deemed to be the Record Date.

3.7                                 If any of the Conditions has not been fulfilled on or before the Longstop Date, this agreement (other than the Surviving Provisions) shall automatically terminate.  In such event, the parties shall not have any claim under this agreement of any nature whatsoever against each other or other person (except in respect of any rights and liabilities which have accrued before termination or in relation to any of the Surviving Provisions).

4.                                      PRE-CLOSING UNDERTAKINGS

4.1                                 During the period from the date of this agreement to Closing, each of the Sellers and the Purchasers shall perform its respective obligations set out in Error! Reference source not found..

4.2                                 The Sellers shall use all their reasonable endeavours to procure that no Intra Group Payables or Intra-Group Receivables are outstanding, at Closing and shall procure that the shares in the capital of SIRVA Netherlands B.V. are fully paid prior to Closing.

5.                                      CLOSING

5.1                                 Closing shall take place at the London offices of the Sellers’ solicitors on the last Business Day of the month in which the Record Date falls (or, if the Record Date is less than three Business Days before the last Business Day of that month, on the last Business Day of the following month) (the Closing Date), or such other date as Wincanton Holdings (for itself and on behalf of each other Purchaser) and SIRVA UK (for itself and on behalf of each other Seller) agree in writing.

5.2                                 At Closing (or such other time after Closing as may be specified in Error! Reference source not found. of Error! Reference source not found.), each of the Sellers and the Purchasers shall deliver or perform (or procure that there is delivered or performed) all those documents, items and actions respectively listed in relation to that party or the members of the Sellers’ Group or the Purchasers’ Group (as the case may be) in Error! Reference source not found. of Error! Reference source not found..

5.3                                 The Tax Covenant shall come into full force and effect at Closing.

6.                                      WARRANTIES, UNDERTAKINGS AND INDEMNITIES

6.1                                 Each Seller respectively warrants to the Purchaser of the applicable Set of Shares and in relation only to itself, the applicable Set of Shares and the applicable Target Company, as at the date of this agreement, in the terms of the Warranties set out in Error! Reference source not found..  The Warranties are given subject to:

(a)                                  any matters fairly disclosed by or under the terms of the Disclosure Letter and any matters fairly disclosed by or under this agreement, the Hive-Out Agreement or any other agreement or document referred to in this agreement;

(b)                                 the other limitations and qualifications set out in this clause 6 and in Error! Reference source not found. and

(c)                                  the limitations and qualifications set out in the Tax Covenant insofar as they are expressed to apply to the Tax Warranties.

6.2                                 The Purchasers acknowledge and agree that:

(a)                                  any Claims shall be subject to the limitations on liabilities and other provisions set out in Error! Reference source not found., on and subject to the terms of that Schedule;

(b)                                 the Warranties are the only warranties or representations of any kind given by or on behalf of the Sellers or any other member of the Sellers’ Group on which the Purchasers or any other member of the Purchaser Group may rely in entering into this agreement; and

(c)                                  save as otherwise set out in any other Transaction Document, no other statement, promise or forecast made by or on behalf of the Sellers or any other member of the Sellers’ Group may form the basis of any claim by the Purchasers or any other member of the Purchasers’ Group under or in connection with this agreement or any Transaction Document; without limitation, the Purchasers acknowledge and agree that no member of the Sellers’ Group makes any representation or warranty as to the accuracy of any forecasts, estimates, projections, statements of intent or statements of opinion provided to the Purchasers or their Affiliates or to its or their advisers on or prior to the date of this agreement (including those contained in the Information Memorandum and any documents in the Data Room), for the avoidance of doubt this sub-paragraph is without prejudice to the Warranties.

6.3                                 None of the limitations in this clause 6 or Error! Reference source not found. shall apply to any Claim which arises (or to the extent that it is increased) as a consequence of fraud or fraudulent misrepresentation by any member of the Sellers’ Group.

6.4                                 Each Purchaser respectively warrants to the Sellers in relation to itself as at the date of this agreement in the terms of the warranties set out in Error! Reference source not found..

6.5                                 If, between the date of this agreement and Closing:

(a)                                  the Purchasers become aware that there has been any breach of the Warranties as given on signing of this agreement or of any other term of this agreement and that breach is material in the context of the businesses of the Target Companies and of the Proposed Transaction taken as a whole; or

(b)                                 there has been an adverse change in the trading or financial prospects of any of the Target Companies which is material in the context of the businesses of the Target Companies and of the Proposed Transaction taken as a whole, the Purchasers shall be entitled to rescind this agreement by notice in writing to the Sellers.

For the purpose of clause 6(b) the following shall be disregarded:

(a)                                  any adverse changes affecting capital or foreign exchange markets in general or adverse changes in general economic conditions in the economies and/or industries in which the Target Companies operate or by which they are affected;

(b)                                 changes in laws, regulations or accounting practices; or

(c)                                  the effects of any action or steps taken pursuant to and in accordance with this agreement, the Redemption or the Hive-Out Agreement.

6.6                                 The rights and remedies of the Purchaser in respect of any breach of the Warranties or the Tax Covenant shall not be affected by Closing.

6.7                                 If any Claim is made, no Seller shall make any claim arising from or in relation to that Claim, except in the case of fraud, against any of the Target Companies or any director or employee of any Target Company on whom it may have relied before agreeing to any terms of this agreement or authorising any statement in the Disclosure Letter.  This clause shall not preclude any Seller from claiming against any other Seller under any right of contribution or indemnity to which it may be entitled.

6.8                                 The Sellers shall indemnify and hold harmless the Purchasers against all losses, costs (including, without limitation expenses reasonably and properly incurred) claims, liabilities and demands (together Losses) incurred or suffered by the Purchasers and/or any Target Company in respect of:

(a)                                  without prejudice to the provisions of Error! Reference source not found. to the extent that they apply on their terms (for the avoidance of doubt, including without limitation being without prejudice to the continuing application of paragraph 9 of Schedule 3), any claim by any customer against any of the Target Companies resulting from events arising prior to Closing relating to damaged or lost goods where that individual claim is for an amount in excess of €100,000, Provided that no Seller shall have any liability under this paragraph (a) in respect of any claim unless and until the Purchasers have complied in full with paragraph Error! Reference source not found. of Error! Reference source not found. in respect of the relevant claim and, once they have done so, the Sellers shall only be liable in respect of the applicable Losses to the extent (and only to the extent) that such Losses are not actually recovered under a policy of insurance within 6 months of notification of the matter to the relevant insurance provider;

(b)                                 Excluded Liabilities (as defined in the Hive-Out Agreement) to the extent only that they comprise environmental and/or health and safety liabilities of North American (UK) Limited;

(c)                                  compliance by North American (UK) Limited with its obligations and undertakings under clauses 3, 11, 6 and 15 of the Hive-Out Agreement and any claim made by a member of the Sellers’ Group under clause 2.1, 6.1 or 12 of the Hive-Out Agreement;

(d)                                 any failure by Pickfords Limited to comply with its obligations under the Hive-Out Agreement; and

(e)                                  any enforcement action by a relevant authority in relation to a breach of any Environmental Laws as a result of noise emissions at the Venlo Property:

(i)                  the Sellers shall not be liable for any losses under this paragraph (e) to the extent that such losses have been increased as a result of noise emissions at the Venlo Property being greater than prior to the date of this agreement as identified in the Environmental Report.

(ii)               the Sellers shall not have any liability under this paragraph (e) unless and until the losses which would be indemnified under this paragraph (e) but for this sub-paragraph (ii) exceed €25,000; and

(iii)            the Sellers shall have no liability under this paragraph (e) in relation to any enforcement action taken by a relevant authority as a result of the level of noise emissions from the Venlo Property being higher than the levels at which they stood prior to the date of this agreement as identified in the Environmental Report.

(for the purpose of this agreement the indemnities given in clause 6.8(b),(c) and (d) are together referred to as the Hive-Out Indemnities).

7.                                      CONDUCT OF NON-TAX CLAIMS

7.1                                 If the Purchasers become aware of any claim or potential claim by a third party who is a customer of the Target Companies at the relevant time (a customer claim) or a claim by a third party who is not a customer of the Target Companies at the relevant time (a non-customer claim) which might in either case result in a Non-Tax Claim being made, the Purchasers shall:

(a)                                  in the case of any customer claim or non-customer claim, promptly (and in any event within 21 days of it becoming aware of it) give notice of such customer claim or non-customer claim to the Sellers and procure that the Sellers and their representatives are given all reasonable facilities to investigate it;

(b)                                 in the case of a non-customer claim, not make (and procure that each member of the Purchasers’ Group shall not make) any admission of liability, agreement or compromise with any person, body or authority in relation to that non-customer claim without prior written approval of the Sellers (such consent not to be unreasonably withheld or delayed) and, subject to the Purchasers or the relevant member of the Purchasers’ Group being indemnified by the Sellers against all reasonable out of pocket costs and expenses incurred in respect of that non-customer claim:

(i)                  take (and procure that each member of the Purchasers’ Group shall take) such action as to avoid, resist, dispute, appeal, compromise or defend such non-customer claim as the Sellers shall reasonably require in writing;

(ii)     allow (or, as appropriate, procure that the relevant member of the Purchasers’ Group shall allow) the Sellers, if they wish, to take over the conduct of all proceedings and/or negotiations of whatsoever nature arising in connection with the non-customer claim (in which event the relevant Seller(s) shall keep the Purchasers reasonably informed about the status and progress of the matter concerned) and shall not make (and shall procure that each member of the Sellers’ Group shall not make) any admission of liability, agreement or compromise with any person, body or authority in relation to that non-customer claim without first having consulted with the Purchasers in relation to it and having regard to any reasonable comments made by any of them, in each case to the extent reasonably practicable;

(iii)    provide (or procure that the relevant member of the Purchasers’ Group shall provide) such co-operation, information and assistance as the Sellers may reasonably require in connection with the preparation of or and conduct of any proceedings and/or negotiations relating to that non-customer claim.

7.2                                 If any of the Purchasers makes a Non-Tax Claim against the Sellers or notifies the Sellers of any customer claim or non-customer claim which might lead to such a Non-Tax Claim being made, the Purchaser shall:

(a)                                  make available to accountants and other representatives appointed by the Sellers such access to the personnel, records and information of that Target Company as the Sellers reasonably request in connection with such Non-Tax Claim, non-customer claim or customer claim; and

(b)                                 to the extent reasonably requested by the Sellers, use all reasonable endeavours to procure that the auditors (both past and then current) relating to any relevant Target Company make available their audit working papers in respect of audits of the accounts of that Target Company for any accounting period relevant to such Claim, non-customer claim or customer claim.

7.3                                 Without prejudice to the Purchasers’ general obligation at law to mitigate any loss or damage which they may suffer in consequence of any breach of the terms of this agreement or to the provisions of Schedule 3, the Purchasers shall not, by reason of any breach of the terms of this clause 7, be precluded from bringing any Non-Tax Claims against the Sellers but no Seller shall be liable in respect of the relevant Non-Tax Claim to the extent that the amount of it is increased, or is not reduced, as a result of any such breach.

8.                                      NO RIGHTS OF RESCISSION OR TERMINATION

Subject to clause 6.5, the sole remedy of the Purchasers for any breach of any of the Warranties or any warranty or representation in any other Transaction Document by the Sellers or any member of the Sellers’ Group shall be an action for damages.  The Purchasers shall not be entitled to rescind or terminate this agreement in any circumstances whatsoever (whether before or after Closing), other than pursuant to any such rights which arise in respect of fraudulent misrepresentation or under clause 6.5.

9.                                      POST-CLOSING UNDERTAKINGS

9.1                                 In relation to Inter-Company Trading Amounts, within 30 days of the Closing Date:

(a)                                  the Purchasers shall procure that any Inter-Company Trading Amount which is owed at Closing to any member of the Sellers’ Group is paid to the relevant member of the Sellers’ Group; such payments shall be made in accordance with clause 17.1; and

(b)                                 the Sellers shall procure that any Inter-Company Trading Amount which is owed at Closing by any member of the Sellers’ Group is paid to the relevant Target Company; such payments shall be made in accordance with clause 17.2.

9.2                                 Following Closing:

(a)                                  without prejudice to clause 16.4, the Sellers shall procure that midiData Spedition GmbH changes its name to a name which does not include the “midiData” name nor any name that is confusingly similar to it ;

(b)                                 the Purchasers shall procure that SIRVA Netherlands BV changes its name to a name which does not include the “SIRVA” name nor any name that is confusingly similar to it;

(c)                                  the Purchasers shall procure that North American (U.K.) Limited changes its name to a name which does not include the “North American” name; and

(d)                                 to the extent that such information has not already been provided by the Target Companies prior to Closing, the Purchasers shall procure that the Target Companies provide month end and year end reports and financial information, in a form consistent with the accounting principles, policies, treatments, practices and categorisations used in the reports submitted in respect of the relevant Target Company for the purpose of the preparation of the consolidated financial statements of SIRVA, Inc. and its affiliates for the year ended 31 December 2003, for the preparation of the consolidated accounts of SIRVA, Inc for the periods in respect of which such information has yet to be provided prior to Closing (the Sellers undertake to indemnify the Purchasers Group against any reasonable Costs suffered or incurred by the Purchasers’ Group in relation to the provision of such information after Closing).

10.                               GUARANTEES AND OTHER THIRD PARTY ASSURANCES

10.1                           The Purchasers shall, and shall procure that the Purchasers’ Group shall, use all reasonable endeavours (short of actual payment of any monies or the substitution of the guarantee of any person other than a member of the Purchasers’ Group) to procure that at, or as soon as reasonably practicable after, Closing each member of the Sellers’ Group is released in full from all Third Party Assurances listed in Error! Reference source not found. given by such company in respect of obligations of any Target Company.  The Sellers shall procure that all members of the Sellers’ Group provide all assistance reasonably requested by the Purchasers in respect of such release.

10.2                           The Sellers shall at Closing, or as soon as practicable after becoming aware of the relevant matter (whichever is later), procure the release of the Target Companies from any guarantee, indemnity, counter-indemnity or letter of comfort of any nature whatsoever given to a third party by a Target Company in respect of any obligation of a member of the Sellers’ Group (if any) and pending such release the Sellers undertake with the Purchasers (each for themselves and on behalf of each of the Target Companies) to indemnify the Purchasers and the Target Companies against any and all costs arising after Closing under or by reason of that guarantee, indemnity, counter-indemnity and/or letter of comfort (whether as a result of any breach by a member of the Sellers’ Group after Closing of its obligations or otherwise).

11.                               INSURANCE

11.1                           Subject to the remainder of this clause 11, upon Closing, all insurance cover for the Target Companies themselves provided in relation to North American (UK)

Limited and its employees, assets and operations shall cease (and the Purchasers acknowledge that the Sellers shall be entitled to make arrangements with the relevant insurer(s) accordingly) and neither North American (UK) Limited nor any member of the Purchasers’ Group shall notify or pursue any claims under any such cover after Closing.

11.2                           Any claims already notified to the relevant insurer by or on behalf of North American (UK) Limited in accordance with the terms of the relevant policy prior to Closing may be pursued after Closing on the terms of this clause 11.  North American (UK) Limited shall also be entitled, not later than two years after Closing (or at any later date if the Sellers have consented in writing to such specific notification), to notify claims in relation to insured events arising before Closing to the relevant insurer in accordance with the terms of the applicable policy and any such claim may then be pursued.

11.3                           At Closing, the Purchasers undertake to have obtained adequate insurance coverage for the employees, assets and operations of North American (UK) Limited for risks that would normally be insured against by a reasonable person carrying on a business which is the same or equivalent to the business carried on by that entity as of the date of this agreement, in the same locations, having regard to the provisions of this clause 11 where and to the extent applicable.

11.4                           Subject to clause 11.5, the Sellers and the Purchasers agree that any claims which are allowed to be pursued under clause 11.2 in respect of North American (UK) Limited shall be administered and collected by the Sellers’ claims administrators on behalf of North American (UK) Limited.  The Purchasers undertake to the Sellers to indemnify the Sellers’ Group against any reasonable Costs (including, in respect of management time, only direct costs of time reasonably provided by senior management (defined as director level and above) of the Sellers or their Affiliates, properly invoiced) and any tax on receipt of the proceeds suffered or incurred by the Sellers’ Group in relation to any such claims.  The Sellers agree to progress such claims with reasonable diligence and in accordance with the reasonable instructions of the Purchasers and to keep the Purchasers informed (as soon as reasonably practicable after receiving the information concerned) of all relevant information in relation to such claims.  The Purchasers shall co-operate with the Sellers to assist the Sellers as they may reasonably request in connection with any such claims.  The Purchasers shall be entitled to be paid any proceeds actually received under the relevant insurance policies (after deducting any sums, in respect of which the Sellers’ Group are required to be indemnified under this clause to the extent not previously reimbursed).

11.5                           If the Sellers fail to comply with their obligations under clause 11.4 in respect of any particular insurance claim, then the Purchasers shall be entitled to take conduct of such claim and the provisions of clause 11.4 shall cease to apply in respect of it (save that the Seller shall continue to be entitled to indemnification in respect of that claim under the terms of clause 11.4 in respect of any action taken or Losses incurred in accordance with clause 11.4.

11.6                           For a period of seven years following Closing, the Purchasers shall not (and shall procure that North American (UK) Limited and its successors do not) dispose of or destroy any information relating to the relevant insurance policies at, claims and matters giving rise to the claims and upon reasonable request of the Sellers allow them full access to (and the right, to take copies of) such insurance information.

12.                               RETIREMENT BENEFITS

Interim Period

12.1                           Subject to the agreement of the trustees of the DB Scheme and the EPP (as appropriate) and the approval of the Inland Revenue and any other relevant regulatory agency, the Sellers undertake to use reasonable endeavours to procure that the trustees of the DB Scheme and the EPP (as appropriate) will, and the Purchasers undertake to assist the Sellers where reasonably necessary, to do, by no later than the end of the Interim Period, all things necessary in accordance with the governing documentation of each of the DB Scheme and the EPP, including at the Sellers’ own expense (including the reasonably incurred fees or expenses of the Purchaser or its advisers) the completion and execution of all necessary documents and notification of the Inland Revenue and any other relevant regulatory agency, to arrange for the completion of the substitution of North American (UK) Limited by the New Principal Employer as principal employer in relation to each of the DB Scheme and the EPP and in any event to arrange for the following to be completed by no later then the end of the Interim Period:

(a)                                  the execution of a Deed of Substitution, one each in respect of each of the DB Scheme and the EPP, and

(b)                                 the notification by the Sellers of the substitution of North American Van Lines (UK) Limited by the New Principal Employer as principal employer in respect of each of the DB Scheme and the EPP to the Inland Revenue and any other relevant regulatory authority.

12.2                           The Sellers and the Purchasers agree that the Deed of Substitution in relation to the DB Scheme will include terms providing to the following effect (all with effect on and from Completion):

(a)                                  the New Principal Employer will agree with the trustees of the DB Scheme to assume the obligations of North American (UK) Limited as principal employer of the DB Scheme, and North American (UK) Limited will cease to be the principal employer of the DB Scheme with effect on and from that date;

(b)                                 all rights, powers and duties vested in North American (UK) Limited as principal employer of the DB Scheme shall be transferred to the New Principal Employer, which will assume responsibility for the future exercise and for all liability arising out of the past exercise of those rights powers and duties, and North American Van Lines (UK) Limited shall have no interest obligation or liability in respect of those rights powers and duties and their past and future exercise;

(c)                                  North American (UK) Limited will irrevocably agree with the New Principal Employer that the New Principal Employer shall have the benefit of all its rights, powers, discretions and benefits under or in connection with the DB

Scheme.  Without prejudice to the generality of the foregoing, North American (UK) Limited will irrevocably agree with the New Principal Employer that, in connection with the DB Scheme, it will:

(i)                  exercise no right, power or discretion conferred on it under or in connection with the DB Scheme or its trustees (including in particular any power of amendment or to change the trustees) without the prior written consent of the New Principal Employer, such consent not to be unreasonably withheld;

(ii)               exercise each right power or discretion conferred on it under or in connection with the DB Scheme or its trustee (including in particular any power of amendment or to change the trustees) as directed from time to time upon receipt of reasonable written notice by the New Principal Employer; and

(iii)            from time to time execute all such deeds, documents, agreements, consents or approvals for the purpose of complying with its obligations under sub-paragraphs (a) or (b) above as may be reasonably considered necessary or desirable by the New Principal Employer;

(d)                                 North American (UK) Limited will irrevocably appoint the New Principal Employer as its attorney to execute (in the name of North American (UK) Limited or otherwise) from time to time any of the deeds, documents, agreements, consents or approvals specified in clause 12.2(c) above;

(e)                                  North American (UK) Limited will irrevocably agree with the New Principal Employer that:

(i)                  it will as soon as reasonably possible pass to the New Principal Employer all information under or in connection with or relating to the DB Scheme that it receives;

(ii)               it will from time to time provide the New Principal Employer with all information within its power or control relating to the DB Scheme that the New Principal Employer may reasonably request;

(iii)            it will treat all matters relating to the DB Scheme as confidential, unless it is required to disclose any matters by law; and

(iv)           it will not at any time in any way promote, support or assist any employee or ex-employee of any of the Target Companies who is or has been a member of the DB Scheme in connection with any challenge to the Deeds of Substitution (whether with a view to having its terms amended or set aside or otherwise);

(f)                                    the New Principal Employer may exercise the authorities and discretions conferred on it under or in connection with the DB Scheme (whether by the Deed of Substitution or otherwise) in its absolute unfettered discretion and in its own interests; and

(g)                                 North American (UK) Limited will irrevocably assign to the New Principal Employer both (a) the benefit of any payment that it may receive from the trustees of the DB Scheme and (b) any other advantage of a financial nature that it may derive under or in connection with the DB Scheme.

12.3                           The Sellers and the Purchasers agree that if the Deed of Substitution in respect of the DB Scheme is not agreed by the DB Scheme trustees or the Inland Revenue (or is otherwise found to be invalid), the New Principal Employer and North American (UK) Limited shall promptly execute a deed that provides to the effect described in sub-clauses 12.2(c)-(g) above, with effect on and from Completion.  Notwithstanding any of the provisions of this clause 12, the following shall apply:

(a)                                  the Sellers will use their best endeavours, and the Sellers undertake to use their best endeavours to procure that the trustees of the DB Scheme will undertake, and the Purchasers undertake to assist the Sellers where reasonably necessary, to complete the winding up of the DB Scheme as soon as reasonably practicable after Completion; and

(b)                                 the Sellers will use their best endeavours to ensure that no action is taken at any time by any of the Sellers or as far as possible by any of the trustees of the DB Scheme or any of the trustees of the EPP which would or might have the effect of imposing any new, additional or increased liability upon any of the Purchasers.

13.                               DB SCHEME LIABILITIES

The Sellers undertake to the Purchasers for the benefit of themselves and as trustee and agent for the Target Companies (the Indemnified Persons) to indemnify the Indemnified Persons, against all liabilities, losses, demands, payments, costs and expenses (including without limitation all reasonable legal and other professional costs) (the DB Scheme Liabilities) incurred, suffered or payable by the Indemnified Persons in connection (either directly or indirectly) with the DB Scheme including without limitation in connection with each of the following in relation to it:

(a)                                  Any liability to make any contribution or payment to or in respect of the DB Scheme including without limitation any such contribution or payment arising under or in connection with any of the following:

(i)                  section 75 of the Pensions Act 1995 or any liability of any of the Indemnified Persons (or any other person or body in connection with or an associate of the Indemnified Persons) arising from the application of the provisions of the Pensions Act 2004 (including without limitation sections 38 to 51 inclusive) when they are enacted, and/or any other applicable legislation coming into force after Completion and whether amended consolidated or re-enacted or on any other basis and whether before or after the date of Completion; and

(ii)               any document related to the DB Scheme including without limitation the DB Scheme’s definitive trust deed and rules dated 1 July 1991 and any subsequent amendments;

(b)                                 The winding up of the DB Scheme;

(c)                                  Any breaches of regulatory compliance or administration of the DB Scheme or any failure to administer the DB Scheme in accordance with all applicable legislation including without limitation the provisions of the Pensions Act 1995 and the Pension Schemes Act 1993;

(d)                                 Any claim by any employee or ex-employee of the Target Companies (or any dependant of such an employee) in relation to or in connection with the DB Scheme including without limitation any claim arising out of the failure of any of the Target Companies to notify any person of his right to join, or apply to join the DB Scheme or arising out of the exclusion of any person from membership of the DB Scheme or from any of the benefits under it in contravention of Article 141 of the Treaty of Rome, section 62 Pensions Act 1995, the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000 (SI 1551/2000) or the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002 (SI 2002/2034) or other similar Applicable Law; and

(e)                                  The equalisation of benefits as between men and women in accordance with the decision in Barber v Guardian Royal Exchange including without limitation in relation to guaranteed minimum pensions.

14.                               STAKEHOLDER

The Sellers undertake to the Purchasers for the benefit of themselves and as trustee and agent for the Target Companies (the Indemnified Persons) to indemnify the Indemnified Persons, against all actions, proceedings, claims, demands and costs (including without limitation any fine imposed by the Occupational Pensions Regulatory Authority (“OPRA”) and any costs incurred by the Indemnified Persons arising from the designation by and facilitation of access to a stakeholder pension scheme by any of the Target Companies after Completion) directly or indirectly from any failure by the Sellers and/or any of the Target Companies to comply with the Target Companies’ obligations relating to stakeholder pension schemes under the Welfare Reform and Pensions Act 1999 the Personal Pension Schemes (Payments by Employers) Regulations 2000 (SI 2000/2692) and the Financial Services and Markets Act 2000.

15.                               TAX

15.1                           The Sellers and the Purchasers shall, with effect from Closing, comply with the provisions of Error! Reference source not found..

15.2                           All sums payable under this agreement shall be paid free and clear of all deductions or withholdings whatsoever save only as provided in this agreement or as may be required by law.

15.3                           All sums payable under this agreement are (unless expressly stated otherwise) exclusive of any applicable VAT.

16.                               PROTECTIVE COVENANTS POST-CLOSING

16.1                           The Sellers undertake with the Purchasers that the Sellers shall not (and shall procure that each other member of the Sellers’ Group shall not):

(a)                                  carry on or be engaged in any Competing Business in the Protected Territories during a period of three years after the Closing Date;

(b)                                 except in the circumstances referred to in clause 19.3, disclose to any other person any confidential information to the extent that it relates to the business or affairs of any Target Company or use such information to the detriment of the business or affairs of any Target Company.

For this purpose:

(c)                                  Competing Business means a business which competes with the Business, as such Business is carried on by any Target Company at the Closing Date;

(d)                                 Protected Territories means the United Kingdom, Germany and the Netherlands and any other territory in which any Target Company has provided services, either directly or through sub-contractors, at any time during the 12 months preceding the date of this agreement or between the date of this agreement and Closing.

16.2                           Nothing in this clause 16 shall prevent, after Closing, any member of the Sellers’ Group from:

(a)                                  owning for investment purposes securities in any company dealt in on a stock exchange national market or inter-dealer quotation system and not exceeding 5 per cent. in nominal value of the securities of that class in such company; or

(b)                                 acquiring any one or more companies and/or businesses (taken together, the Acquired Business) and subsequently carrying on or being engaged in the Acquired Business where its activities include carrying on or being engaged in a business which is a Competing Business (the Acquired Competing Business), provided that the Acquired Competing Business represents not more than 5 per cent. of the Acquired Business as a whole, or, if lower, €20,000,000 (measured in terms of turnover in its last accounting year) or such other amount as is agreed by SIRVA UK and Wincanton Holdings in writing; or

(c)                                  performing its obligations under this agreement or the Hive-out Agreement and/or under any other agreement which it may enter into with a member of the Purchasers’ Group.

For the purposes of clause 16.2, transactions undertaken by different members of the Sellers’ Group shall be aggregated and treated as undertaken by a single member.

16.3                           The Sellers undertake to the Purchasers that the Sellers shall not (and shall procure that each other member of the Sellers’ Group shall not) within a period of 3 years after the Closing Date, actively solicit or endeavour to entice away from any Target Company or any member of the Purchasers’ Group any person who was employed by any Target Company in an executive or senior managerial capacity on the Closing Date.  This clause 16.3 shall not prevent any member of the Sellers’ Group from employing any person who:

(a)                                  responds to a bona fide public advertisement for the relevant vacancy placed by or on behalf of the relevant member of the Sellers’ Group; or

(b)                                 is made redundant or whose employment is terminated after Closing by any member of the Purchasers’ Group.

16.4                           The Sellers undertake to the Purchasers that they (and each other member of the Seller’s Group and each of the Guarantor’s Affiliates) shall, following Closing cease to use the “midiData” name or any confusingly similar variation or representation thereof.

16.5                           Each undertaking contained in this clause 16 shall be construed as a separate and independent undertaking and, while the restrictions set out in this clause are considered by the parties to be reasonable in all the circumstances, it is agreed that if any one or more of such restrictions shall be adjudged (either taken by itself or together) to go beyond what is reasonable in all the circumstances for the protection of the Purchasers’ legitimate interests but would be adjudged reasonable if any particular restriction or restrictions were deleted or any part or parts of the wording thereof were deleted, restricted or limited in any particular manner (including without limitation any reduction in their duration or geographical scope) then the said restrictions shall apply with such deletions, restrictions or limitation as the case may be.

16.6                           Each Seller agrees that, having regard to the facts and matters set out above and having taken professional advice, the restrictions contained in this clause 16 are reasonable and necessary for the protection of the legitimate business interests of the Purchasers.

17.                               PAYMENTS

17.1                           Any payment to be made pursuant to this agreement by the Purchasers or any member of the Purchasers’ Group shall be made to the Sellers’ Bank Account (or such other account as is nominated by the Sellers in writing to the Purchasers) in immediately available funds by electronic transfer in the relevant currency on the due date for payment, or such other account as the Sellers shall nominate in writing.  SIRVA UK agrees to pay each member of the Sellers’ Group that part of each payment to which it is entitled.  Receipt of such sums in the relevant bank account shall be an effective discharge of the obligation of the Purchasers or any member of the Purchasers’ Group to pay such sums to the Sellers or a member of the Sellers’ Group, as the case may be, and neither the Purchasers nor any member of the Purchasers’ Group shall be concerned to see to the application or be answerable for loss or misapplication of such amount.

17.2                           Any payment to be made pursuant to this agreement by the Sellers or any member of the relevant Sellers’ Group shall be made to the Purchasers’ Bank Account (or such other account as is nominated by the Purchasers in writing to the Sellers) in immediately available funds by electronic transfer in the relevant currency on the due date for payment, or such other account as the Purchasers shall nominate in writing.

Wincanton Holdings agrees to pay each member of the Purchasers’ Group that part of each payment to which it is entitled.  Receipt of such sums in the relevant bank account shall be an effective discharge of the obligation of the Sellers or any member of the relevant Sellers’ Group to pay such sums to the Purchasers or a member of the Purchasers’ Group, as the case may be, and neither the Sellers nor any member of the relevant Sellers’ Group shall be concerned to see to the application or be answerable for loss or misapplication of such amount.

17.3                           If any sum due for payment under or in accordance with this agreement is not paid on the due date (the Due Date), the person in default shall pay Default Interest on that sum (the Due Sum) from but excluding the Due Date to and including the date of actual payment calculated on a daily basis.

18.                               ANNOUNCEMENTS

18.1                           After the Closing Date, neither the Sellers nor the Purchasers shall make or issue any public announcement, circular or disclosure in connection with the existence or the subject matter of this agreement or any of the other Transaction Documents (and the Sellers and the Purchasers shall procure that none of their Affiliates make or issue any such announcement, circular or disclosure) in each case without the prior written approval of the other (such approval not to be unreasonably withheld or delayed) provided that the Sellers and the Purchasers shall be permitted to include references to the existence or the subject matter of this agreement in any filings which or financial statements they are required to make or file after a period of one year from the date of this agreement.

18.2                           The restriction in clause 18.1 shall not apply to the extent that the announcement or disclosure is required by law or by any stock exchange or governmental or other regulatory or supervisory body or authority of competent jurisdiction to whose rules the party making the announcement or disclosure is subject, whether or not having the force of law.  Where any announcement or disclosure is made in reliance on this exception, the party making the announcement or disclosure shall use its reasonable endeavours to consult with the other party in advance as to the form, content and timing of any such announcement or disclosure.

19.                               CONFIDENTIALITY

19.1                           For the purposes of this clause 19:

(a)                                  Confidential Information means:

(i)                  (in relation to the obligations of the Purchasers under this clause 19) any information received or held by the Purchasers (or any of their Representatives) where such information relates to the Sellers’ Group or, prior to Closing, any of the Target Companies; or

(ii)               (in relation to the obligations of the Sellers under this clause 19) any information received or held by the Sellers (or any of their Representatives) where such information relates to the Purchasers’ Group or, following Closing, any of the Target Companies; and

(iii)            information relating to the provisions and subject matter of, and negotiations leading to, this agreement and the other Transaction Documents;

and includes not only written information but information transferred or obtained orally, visually, electronically or by any other means;

(b)                                 Representatives means, in relation to a party, its respective Affiliates and the directors, officers, employees, agents, external legal advisers, accountants, consultants and financial advisers of that party and/or of its respective Affiliates.

19.2                           Each of the Sellers and the Purchasers undertakes that it shall (and shall procure that each of its Representatives and their respective Guarantor’s Representatives shall) maintain Confidential Information in confidence and not disclose that Confidential Information to any person except as permitted by this clause 19 or with the prior written approval of the other party.

19.3                           The confidentiality obligation under clause 19.2 shall not apply if and to the extent that the Sellers or the Purchasers (as the case may be) can demonstrate that:

(a)                                  such disclosure is required by law or regulation or by any stock exchange or any regulatory, governmental or antitrust body (including, for the avoidance of doubt, any tax authority) having applicable jurisdiction (provided that, in such circumstances, the disclosing party shall first inform the Purchaser or the Sellers (as applicable) of its intention to disclose such information and take into account the reasonable comments of the other party to the extent that they are made within the necessary timeframe);

(b)                                 save in respect of Confidential Information to the extent that it relates to the Target Companies or their businesses and is in the possession of the Sellers or their Representatives prior to Closing, the Confidential Information concerned was lawfully in the relevant party’s possession or the possession of any of its Representatives (in either case as evidenced by written records) and not subject to any obligation of secrecy on its part prior to its being received or held as described in clause 19.2;

(c)                                  the Confidential Information concerned has come into the public domain other than through its fault (or that of its Representatives) or the fault of any person to whom such Confidential Information has been disclosed in accordance with this clause 19.3; or

(d)                                 the disclosure is required for the purpose of any arbitral or judicial proceedings arising out of this agreement or any other Transaction Document.

19.4                           Each of the Sellers and the Purchasers undertakes that it (and its Affiliates) shall only disclose Confidential Information to Representatives if it is reasonably required for the purposes of exercising the rights or performing the obligations under this agreement or the other Transaction Documents and only if the Representatives are informed of the confidential nature of the Confidential Information.

19.5                           If this agreement is terminated in accordance with its terms, the Purchasers shall as soon as practicable on request by the Sellers:

(a)                                  return to the Sellers all written documents and other materials relating to the Sellers or any Target Company or the subject matter of this agreement (including any Confidential Information) which have been provided to each of the Purchasers (or its Representatives) by the Sellers (or their Representatives) without keeping any copies thereof;

(b)                                 destroy all information or other documents derived from such Confidential Information; and

(c)                                  so far as it is practicable to do so, expunge such Confidential Information from any computer, word processor or other device.

19.6                           The provisions of this clause 19 shall survive termination and/or Closing of this agreement.

20.                               ASSIGNMENT

20.1                           No party shall (nor shall it purport to) assign, transfer, charge or otherwise deal with all or any of its rights under this agreement nor grant, declare, create or dispose of any right or interest in it without the prior written consent of the other party.  Any purported assignment in contravention of this clause 20 shall be void.

21.                               FURTHER ASSURANCES

21.1                           Each of the Sellers and the Purchasers agrees, for a period of 6 months from the Closing Date, to execute (or procure the execution of) such further documents as may be required by law or as may be necessary to implement and give effect to this agreement.

21.2                           In the absence of specific agreement to the contrary, each party shall be responsible for its own costs and expenses (including, for the avoidance of doubt, those of its Affiliates) incurred in giving effect to the provisions of clause 21.1.

22.                               COSTS

22.1                           Subject to clause 22.2 and except as otherwise provided in this agreement, each of the Sellers and the Purchasers shall be responsible for its own costs, charges and other expenses (including those of their Affiliates) incurred in connection with the negotiation, preparation, entering into and completion of this agreement and the other Transaction Documents.

22.2                           The Purchasers or their Affiliates shall bear:

(a)                                  all stamp, notarisation fees or other documentary or transaction duties, stamp duty reserve tax and any other transfer taxes arising as a result of this agreement or of any of the other Transaction Documents or of their respective implementation; and

(b)                                 all fees and expenses in connection with any submissions, notifications or filings made in relation to the fulfilment of the Conditions.

23.                               NOTICES

23.1                           Any notice or other communication to be given by any party to any other party under, or in connection with, this agreement shall be in writing and signed by or on behalf of the party giving it.  It shall be served by sending it by fax to the number set out in clause 23.2, or delivering it by hand, or sending it by pre-paid recorded delivery, special delivery or registered post, to the address set out in clause 23.2 and in each case marked for the attention of the relevant party set out in clause 23.2 (or as otherwise notified from time to time in accordance with the provisions of this clause 23).  Any notice so served by hand, fax or post shall be deemed to have been duly given:

(a)                                  in the case of delivery by hand, when delivered;

(b)                                 in the case of fax, at the time of transmission;

(c)                                  in the case of prepaid recorded delivery, special delivery or registered post, at 10am on the second Business Day following the date of posting provided that in each case where delivery by hand or by fax occurs after 6pm on a Business Day or at any time on a day which is not a Business Day, service shall be deemed to occur at 9am on the next following Business Day.

References to time in this clause are to local time at the address to which the relevant notice is sent.

23.2                           The addresses and fax numbers of the parties for the purpose of clause 23.1 are as follows:

Sellers

Address:	c/o SIRVA UK LIMITED
Heritage House
345 Southbury Road
Enfield
Middlesex
EN1 1UP
United Kingdom

Fax:	+44-208-219-8005

For the attention of:	Michael Kingston

With a copy to:

Address:	c/o SIRVA, Worldwide Inc.
700 Oakmont Drive
Westmont
Illinois 60559
USA

Fax:	+1630-468-4761

For the attention of:	General Counsel

Purchaser

Address:	c/o Wincanton Holdings Limited
Cale House
Station Road
Wincanton
Somerset BA99 9AD
United Kingdom

Fax:	+44 1963 828406

For the attention of:	Company Secretary

23.3                           A party may notify any other party to this agreement of a change to its name, relevant addressee, address or fax number for the purposes of this clause 23, provided that such notice shall only be effective on:

(a)                                  the date specified in the notice as the date on which the change is to take place; or

(b)                                 if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date which is the fifth Business Day after notice of any change has been given.

23.4                           In proving such service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered either to the address shown thereon or into the custody of the postal authorities as a pre-paid recorded delivery, special delivery or registered post letter, or that the notice was transmitted by fax to the fax number of the relevant party set out in this clause 23 (or as otherwise notified under it).

23.5                           The parties agree that the provisions of this clause 23 shall not apply to the service of any writ, summons, order, judgment or other document relating to or in connection with any arbitration proceedings.

23.6                           All notices, demands, requests, statements, certificates or other communications under this agreement shall be in English unless otherwise agreed in writing.

24.                               CONFLICT WITH OTHER AGREEMENTS

24.1                           In the event of any conflict between this agreement and any other agreement relating to the Proposed Transactions or any document delivered pursuant to Error! Reference source not found., this agreement shall prevail (as between the parties to this agreement and as between any other members of the Sellers’ Group and the Purchasers’ Group) unless: (i) such other agreement or document expressly states that it (or any part of it) overrides this agreement in any respect and the Sellers and the Purchaser are either also parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this agreement in that respect; or (ii) the contrary is expressly provided elsewhere in this agreement.

25.                               ENTIRE AGREEMENT

25.1                           This agreement and the other Transaction Documents together set out the entire agreement and understanding between the parties in respect of the sale and purchase of the Shares.  This agreement supersedes all prior agreements, understandings or arrangements (whether oral or written) relating to the sale and purchase of the Shares which shall cease to have any further force or effect.  It is agreed that:

(a)                                  no party has entered into this agreement or any other Transaction Document in reliance upon, nor shall any party have any claim or remedy in respect of, any statement, representation, warranty, undertaking, assurance, collateral contract or other provision made by or on behalf of any other party (or any of its Representatives) which is not expressly set out in this agreement or any other Transaction Document;

(b)                                 any terms or conditions which may be implied by law in any jurisdiction in relation to the Proposed Transactions shall be excluded or, if incapable of exclusion, any rights or remedies in relation to them shall be irrevocably waived;

(c)                                  the only right or remedy of a party in relation to any statement, representation, warranty, undertaking, assurance, collateral contract or other provision set out in this agreement or any other Transaction Document shall be for breach of this agreement or the relevant Transaction Document to the exclusion of all other rights and remedies; and

(d)                                 except for any liability which a party (or any of its Representatives) has under or in respect of any breach of this agreement or any of the other Transaction Documents, no party (or any of its Representatives) shall owe any duty of care or have any liability in tort or otherwise to any other party (or its respective Representatives) in respect of, arising out of, or in any way relating to the Proposed Transactions;

provided that this clause shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation.

The agreements and undertakings in this clause 25 are given by each party on its own behalf and as agent for each of its Representatives.  Each party acknowledges that the other party gives such agreements and undertakings as agent with the full knowledge and authority of each of its Representatives.

26.                               WAIVERS, RIGHTS AND REMEDIES

26.1                           Except as otherwise provided in this agreement, no failure or delay by any party in exercising any right or remedy provided by law or under or pursuant to this agreement or any of the Transaction Documents shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

26.2                           Each party to this agreement may, in whole or in part, release, compound, compromise, waive or postpone, in its absolute discretion, any liability owed to it or right granted to it in this agreement by any other party or parties without in any way prejudicing or affecting its rights in respect of that or any other liability or right to the extent in each case not so released, compounded, compromised, waived or postponed.

26.3                           The rights and remedies of the Purchasers under this agreement shall not be affected, and the Sellers’ liabilities under this agreement shall not, subject to compliance with the notice requirements in Error! Reference source not found. of this agreement, be released, discharged or impaired, by the expiry of any limitation period prescribed by law.

27.                               GENERAL

27.1                           This agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which is an original but all of which taken together shall constitute one and the same instrument.

27.2                           No amendment, variation or waiver of this agreement (or of any of the other Transaction Documents) shall be valid unless it is in writing and duly executed by or on behalf of all of the parties to it.  The expression variation shall include any variation, supplement, deletion or replacement howsoever effected.  Unless expressly agreed, no variation shall constitute a general waiver of any provision of this agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this agreement which have already accrued up to the date of variation, and the rights and obligations under or pursuant to this agreement shall remain in full force and effect except and only to the extent that they are so varied.

27.3                           Each of the provisions of this agreement and the other Transaction Documents is severable.  If any such provision is held to be or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction:

(a)                                  so far as it is illegal, invalid or unenforceable, it shall be given no effect and shall be deemed not to be included in this agreement or the relevant Transaction Document but it shall not affect or impair the legality, validity or enforceability in that jurisdiction of any other provisions of this agreement or the relevant Transaction Document (or of the provisions of this agreement or other Transaction Document in any other jurisdiction); and

(b)                                 the parties shall use all reasonable endeavours to replace it with a valid and enforceable substitute provision or provisions satisfactory to any relevant competent authority but differing from the replaced provision as little as possible and the effect of which is as close to the intended effect of the illegal, invalid or unenforceable provision.

27.4                           A person who is not a party to this agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

27.5                           To the extent that an obligation in this agreement is expressed as an obligation of an identified Seller or Purchaser or obligation of each of the Sellers or, as the case may be, each of the Purchasers the liability of each Seller or Purchaser, as the case may be in respect of that obligation shall be several and each individual Seller or Purchaser shall only be liable in respect of its own breaches of it.  To the extent that any obligation in this agreement is expressed as an obligation of the Sellers or, as the case may be, of the Purchasers, the liability of Sellers or the Purchasers in respect of that obligation shall be joint and several.

27.6                           The Sellers hereby acknowledge and agree that SIRVA UK is authorised to agree to any matters referred to in this agreement on behalf of all of the Sellers, to perform all such acts as are required, authorised or contemplated by this agreement to be performed by the Sellers and to receive on behalf of the Sellers any notice given under this agreement by any Purchaser (receipt of such notice being good discharge of any obligation or requirement on the Purchasers to serve such notice on all Sellers).  Each Seller hereby authorises the Purchasers to rely on any notice given or action taken by SIRVA UK where it purports to act on behalf of the Sellers under this agreement.

27.7                           The Purchasers hereby acknowledge and agree that Wincanton Holdings is authorised to agree to any matters referred to in this agreement on behalf of all of the Purchasers, to perform all such acts as are required, authorised or contemplated by this agreement to be performed by the Purchasers and to receive on behalf of the Purchasers any notice given under this agreement by any of the Sellers (receipt of such notice being good discharge of any obligation or requirement on the Sellers to serve such notice on all Purchasers).  Each Purchaser hereby authorises the Sellers to rely on any notice given or action taken by Wincanton Holdings where it purports to act on behalf of the Purchasers under this agreement.

28.                               INTERPRETATION

28.1                           Words and expressions used in this agreement shall have the meanings set out in Schedule 1 unless the context requires otherwise.

28.2                           The Schedules comprise schedules to this agreement and form part of this agreement.

29.                               GUARANTEE

29.1                           In consideration of the Purchasers agreeing to buy the Shares on the terms of this agreement and in consideration of the Sellers agreeing to sell the Shares, Wincanton Holdings and the Sellers’ Guarantor respectively unconditionally and irrevocably guarantee:

(a)                                  the due, punctual and full performance by the Sellers and the Purchasers of all their obligations under this agreement;

(b)                                 the payment by the Sellers and the Purchasers when due of any amount payable under this agreement as if the Sellers’ Guarantor and Wincanton Holdings were the principal obligor under this agreement and not merely a surety.

29.2                           The Sellers’ Guarantor shall indemnify the Purchasers against all reasonable costs which the Purchasers may pay or incur in collecting any amount payable by the Sellers or the Sellers’ Guarantor under this agreement.

29.3                           Wincanton Holdings shall indemnify the Sellers against all reasonable costs which the Sellers may pay or incur in collecting any amount payable by the Purchasers or Wincanton Holdings under this agreement.

29.4                           The guarantee set out in sub-clause 29.1 is a continuing guarantee and shall remain in full force and effect until all the obligations of the Sellers and of the Purchasers guaranteed by this clause have been discharged in full.  It is in addition to and shall not prejudice nor be prejudiced by any other guarantee, indemnity or other security or right against any third party which the Purchasers or Sellers may have for the due performance of these obligations.

29.5                           Before making any demand under sub-clause 29.1  a Purchaser or Seller shall make a written demand of the Sellers or the Purchasers (as the case may be) specifying the payment or obligation to be performed.  If the demand is not fully satisfied within 2 Business Days of its receipt by the Sellers or the Purchasers, a Purchaser or Seller shall be entitled to make written demand upon and proceed directly against the Sellers’ Guarantor or Wincanton Holdings (as the case may be) in respect of any specified payment or obligation which is due for performance and remains unsatisfied.

29.6                           Wincanton Holdings and the Sellers’ Guarantor acknowledge that their liability under this clause shall not be discharged or affected in any way by time or any other indulgence or concession being granted to the Purchasers or the Sellers or by any other act, omission, dealing, matter or thing whatsoever (including without limitation any change in the memorandum or articles of association of the Sellers, the Purchasers, Wincanton Holdings or the Sellers’ Guarantor, any amendment to this agreement or the liquidation, dissolution, reconstruction or amalgamation of the Purchasers, the Sellers or Wincanton Holdings or the Sellers’ Guarantor or the illegality or enforceability of this agreement) which but for this provision might operate to release Wincanton Holdings or the Sellers’ Guarantor from their obligations under this clause 27.

30.                               GOVERNING LAW & DISPUTES

30.1                           This agreement and the legal relationships established by or otherwise arising in connection with this agreement shall be governed by, and interpreted in accordance with, English law.

30.2                           Save to the extent that the parties to the relevant Dispute (as defined below) agree otherwise in writing, the courts of England are to have exclusive jurisdiction to settle any dispute, controversy or claim which arises out of or in connection with this agreement including the breach, termination or invalidity thereof and including any claims for set-off and counterclaims (Disputes) which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by, this agreement or otherwise arising in connection with this agreement, and for such purposes irrevocably submit to the jurisdiction of the English courts.

30.3                           Subject to clause 30.5 below, prior to commencing proceedings in relation to any particular Dispute, any of the Purchaser or the Sellers shall first serve formal written notice on the other party that the Dispute in question has arisen (Notice of Dispute).  The Notice of Dispute shall contain reasonable detail as to the material points of the Dispute, including, to the extent reasonably practicable in the context of the relevant Dispute, sufficient detail to enable the parties to reach an amicable settlement pursuant to the procedure set out in the remaining provisions of this clause 30.

30.4                           Following the service of a Notice of Dispute, the Sellers and the Purchasers shall use all reasonable endeavours to settle such Dispute amicably through negotiations between their respective authorised representatives within a period of thirty (30) days starting from the date of receipt of the Notice of Dispute by the relevant party.  The Sellers and the Purchasers may by agreement extend such thirty (30) day period and take all such other steps as they mutually agree will assist them in reaching an amicable settlement of the Dispute, which the parties acknowledge might include the joint appointment of a person who is an expert in the subject matter of the Dispute.  No party shall commence proceedings in relation to the Dispute which is the subject of the Notice of Dispute unless that Dispute has not been resolved by the signing of written terms of settlement by authorised representatives of both the relevant Sellers and the relevant Purchasers within such thirty (30) day period (or such longer period as may have been agreed between them).

30.5                           No party shall be required to serve a Notice of Dispute and comply with the provisions of clauses 30.3 and 30.4 in respect of a Dispute prior to commencing proceedings solely for the purpose of obtaining interlocutory relief or a mandatory injunction which is sought pending final disposition of the matter concerned as between the parties in relation to that Dispute.

AS WITNESS this agreement has been signed on behalf of the parties the day and year first before written.

SCHEDULE 11

INTERPRETATION

1.                                       In this agreement, the following words and expressions shall have the following meanings:

Accounting Principles means the accounting principles, policies, treatments, practices and categorisations used in the reports submitted in respect of the relevant Target Company for the purpose of the preparation of the consolidated financial statements of SIRVA, Inc. and its affiliates for the year ended 31 December 2003.

Act means the Companies Act 1985;

Affiliate means in relation to any party, any subsidiary undertaking or parent undertaking of that party and any subsidiary undertaking of any such parent undertaking or subsidiary undertaking, in each case from time to time;

Aggregate Adjusted Net Book Value means the aggregate book value of the assets of the Target Companies (including goodwill and intangible assets, but excluding Cash) less the aggregate amount of the liabilities of the Target Companies (excluding Financial Debt), in each case as at Closing;

Agreed Form means, in relation to a document, the form of that document which has been initialled on the date of this agreement for the purpose of identification by or on behalf of the Sellers and the Purchasers (in each case with such amendments as may be agreed by or on behalf of the Sellers and the Purchasers);

Agreed Form Documents means the following documents in the Agreed Form referred to in Error! Reference source not found.;

Annexes means annexes to any Schedule to this agreement, and Annex shall be construed accordingly;

Applicable Law means, with respect to any person, property, transaction, event or other matter, any law, rule statute, regulation, instrument, order, judgement, decree, treaty or other requirement having the force of law in any jurisdiction (collectively, the Law) relating or applicable to such person, property, transaction, event or other matter, to the extent that it so relates or is so applicable;

Business means the operation of the transportation network, including freight forwarding and installation activities, for high value products (including telecommunications, office products and medical products) carried on by the Target Companies in the Protected Territories (as defined in clause 16.1(d)) as of the date of this agreement, but excluding the following activities: records storage and management; household goods moving; commercial relocation (including office and industrial moving and installation); and employee relocation services (including mortgage and title services);

Business Day means a day (other than a Saturday or Sunday) on which banks generally are open in London for the transaction of normal banking business or, if applicable to an entity incorporated in a jurisdiction other than the United Kingdom, open for the transaction of normal banking business in that jurisdiction;

CAA means the Capital Allowances Act 2001

Cash means, in relation to each Target Company, the aggregate of its cash or cash equivalents in hand or credited to any account with any banking, financial, acceptance credit, lending or other similar institution or organisation, including all interest accrued thereon, as at Closing, as set out in the accounting records of that Target Company;

Claim means any claim for breach of Warranty and any claim under clauses 6.8, 13 or 14 or under the Tax Covenant;

Closing means completion of the sale and purchase of the Shares in accordance with the provisions of this agreement;

Closing Date has the meaning given in clause 5.1;

Closing Documents means the documents set out in Error! Reference source not found.;

Closing Statement has the meaning given in Error! Reference source not found.;

Conditions means the conditions to Closing set out in clause 3.1, and Condition means any of them;

Confidential Information has the meaning given in clause 19;

Costs means losses, damages, costs (including reasonable legal costs) and expenses (including taxation), in each case of any nature whatsoever;

Data Room means the Data Room relating to the Target Companies comprising the correspondence, contracts, agreements, licences, documents and other information made available to the Purchaser, and its advisers as included in the disclosure bundle in the Agreed Form;

DB Scheme has the meaning given in Error! Reference source not found. of Error! Reference source not found.;

Debt Free/Cash Free Price has the meaning given in clause 2.1;

Deed of Substitution has the meaning given in Error! Reference source not found. of Error! Reference source not found.;

Default Interest means interest at LIBOR plus 2 per cent.;

Disclosure Letter means the letter in the Agreed Form from the Sellers to the Purchasers executed and delivered immediately before the signing of this agreement;

Due Date has the meaning given in clause 17.3;

Due Sum has the meaning given in clause 17.3;

Employees means those individuals employed by any Target Company at the date of this agreement;

Encumbrance means any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above;

Environment means all or any of the following media, namely air (including the air within buildings or other natural or man-made structures above or below ground), water or land;

Environmental Laws means all international, European Union, national, state, federal, regional or local laws (including common law, statute law, civil and criminal law), which are in force and binding at the date of completion relating or pertaining to Environmental Matters, human health, comfort, safety or the welfare of any other living organism;

Environmental Matters means, in relation to the business of the Sellers and the Sites, all matters relating to the pollution or protection of the Environment;

Environmental Consents means any permit, licence, authorisation, approval, consent, filing requirement or registration from time to time necessary or desirable under or in relation to Environmental Laws relating to either the carrying on of the business of the Sellers or the Target Companies or the use of, or any activities or operations carried out at, any Site;

Environmental Report means the report dated 12 March 2004 carried out by DGMR Raadgevende Ingenieures BV in respect of noise emissions at the Venlo Property;

Environmental Warranties means the warranties set out in Error! Reference source not found. of Error! Reference source not found.;

EPP has the meaning given in Error! Reference source not found. of Error! Reference source not found.;

Estimated Cash means (subject to clause 2.4), in relation to each Target Company, the estimated Cash expressed in Euros attributable to that Target Company as at Closing, as shown in column 2 of the Annex to Error! Reference source not found.;

Estimated External Debt means (subject to clause 2.4), in relation to each Target Company, the estimated External Debt expressed in Euros attributable to that Target Company as at Closing, as shown in column 3 of the Annex to Error! Reference source not found.;

Exchange Rate means, with respect to a particular currency for a particular day, the spot rate of exchange (the closing mid-point) for that currency into Euros on such date as published in the London edition of the Financial Times first published thereafter or, where no such rate is published in respect of that currency for such date, at the rate quoted by HSBC Bank as at the close of business in London on such date;

External Debt means, in relation to each Target Company, the aggregate of the Financial Debt owed by that Target Company, as shown by the accounting records of that Target Company as at Closing, to any banking, financial, acceptance credit, lending or other similar institution or organisation;

Final Share Price has the meaning given in clause 2.1;

Financial Adjustments means any adjustment(s) required in accordance with clause 2.2; and Financial Adjustment Provisions means the provisions of clause 2.2;

Financial Debt means borrowings and indebtedness in the nature of borrowing owed to any banking, financial, acceptance credit, lending or other similar institution or organisation;

German Company means midiData Logistik GmbH;

German Schemes has the meaning given in Error! Reference source not found. of Error! Reference source not found.;

German Schemes Reserve means the book reserves set aside by the German Company in order to meet its ongoing liabilities under the German Schemes and which are proofed by the actuarial report of Schweizer Leben Pensions Management (Munich) on an annual basis;

Governmental Consents means, in relation to any Shares any consents, approvals, orders or authorisations from any Governmental Entity in relation to those Shares (except for those specified in clause 3.1) which are required to be obtained for the valid and effective transfer of such Shares to the Purchaser or a Purchaser;

Governmental Entity means, in relation to anywhere in the world, any supra-national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, including the European Union;

group relief has the meaning given in the Tax Covenant;

Hive-Out means the transfer of certain leasehold property, undertaking rights and assets of North American (UK) Limited to Pickfords Limited pursuant to a hive out agreement dated 29 October 2004 (the Hive-Out Agreement);

Hive-Out Indemnities has the meaning given in clause 6.8;

holding company means any company which holds a majority of the voting rights in another company, or which is a member of another company and has the right to appoint or remove a majority of its board of directors, or which is a member of another company and controls a majority of the voting rights in it under an agreement with other members;

ICTA means the Income and Corporation Taxes Act 1988

Information Memorandum means the information memorandum relating to the Business a copy of which is in the Data Room;

Initial Cash Price means the cash price payable on Closing under clause 2.4 comprising the aggregate of the Initial Share Price in relation to each Set of Shares;

Initial Share Price has the meaning given in clause 2.4;

Institute of Chartered Accountants means the body of the Institute of Chartered Accountants in England and Wales with its registered office at Chartered Accountants’ Hall, PO Box 433, Moorgate Place, London EC2P 2BJ;

Intellectual Property Rights or IPR means patents, trade marks, service marks, logos, get-up, trade names, internet domain names, rights in designs, copyright (including rights in computer software) and moral rights, database rights, semi-conductor topography rights, utility models, rights in know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the world;

Inter-Company Trading Amounts means all amounts owed, outstanding or accrued in the ordinary course of trading, including any VAT arising on such amounts, as between any member of the Sellers’ Group, on the one hand, and any Target Company, on the other hand or as at Closing in respect of inter-company trading activity between them and the provision of services, facilities and benefits; for the avoidance of doubt, Inter-Company Trading Amounts:

(a)                                  include, where applicable, amounts owed in respect of salaries or other employee benefits (including payroll taxes thereon but excluding any bonuses and related taxes), insurance (including health and motor insurance), pension and retirement benefit payments, management training and car rental payments paid or management services provided between them up to Closing; but

(b)                                 exclude amounts due in respect of matters which would in the ordinary course of the Business remain outstanding or otherwise have the characteristics of an intra-group loan and also exclude, except as aforesaid, any amounts in respect of tax or group relief;

Interim Period has the meaning given in Error! Reference source not found. of Error! Reference source not found.;

Intra-Group Payables means, in relation to each Target Company, any amounts owed by that Target Company to any member of the Sellers’ Group which are neither Inter-Company Trading Amounts nor amounts in respect of tax relief or group relief, together with accrued interest, if any, up to the relevant date on the terms of the applicable debt; and Intra-Group Payable shall be construed accordingly;

Intra-Group Receivables means, in relation to each Target Company, any amounts owed to that Target Company by any member of the Sellers’ Group which are in each case neither Inter-Company Trading Amounts nor amounts in respect of tax relief or group relief, together with accrued interest, if any, up to the relevant date on the terms of the applicable debt; and Intra-Group Receivable shall be construed accordingly;

Key Managers means those employees of the Target Companies whose names are set out in the Disclosure Letter;

Last Accounts, in relation to each Target Company other than SIRVA Netherlands B.V., means:

(a)                                  the audited balance sheet of the company as at the Last Accounts Date in respect of the financial year ended on the Last Accounts Date; and

(b)                                 the audited profit and loss account of the company as at the Last Accounts Date in respect of that financial year,

together, in each case, with any notes, reports, statements or documents included in or annexed or attached to them, in each case as set out in the Data Room;

Last Accounts Date means 31 December 2003;

Leases means any leases (including underleases) under which the Properties are held, particulars of which are set out in Schedule 8 and Lease means any of them;

LIBOR means:

(a)                                  the display rate per annum of the offered quotation for deposits in sterling for a period of one month which appears on Telerate 3750 (or such other page as the parties may agree) at or about 11.00 a.m. London time on the Due Date; or

(b)                                 if the display rate cannot be determined under paragraph (a) above, the rate determined as if the parties had specified that the rate for the Due Date will be determined on the basis of the rates at which deposits in Euros are offered by HSBC Bank at or about 11.00 a.m. London time on the Due Date to prime banks in the London Interbank Market for a period of one month commencing on the Due Date for amounts comparable to the Due Sum, and, for the purposes of this definition, Telerate Page 3750 means the display designated as Page 3750 on the Telerate Service (or such other pages as may replace Page 3750 on that service) or such other service as may be nominated by the British Bankers’ Association (including the Reuters Screen) as the information vendor for the purposes of displaying British Bankers’ Association Interest Settlement Rates for deposits in sterling;

Licences In means any material licence of Intellectual Property Rights which has been granted by a third party to a Target Company in relation to the Business or any part of it;

Licences Out means any material licence of Intellectual Property Rights which has been granted by a Target Company to a third party in relation to the Business or any part of it;

Longstop Date means 15 March 2004 or such later date as the parties may agree in writing;

material means material in the context of the Business as a whole unless the context otherwise requires;

Management Accounts means the unaudited management accounts for each Target Company for the period from the Last Accounts Date to 30 November 2004 in the case of midiData Logistik GmbH and North American (UK) Limited and for the period from 10 November 2003 to 30 November 2004 in the case of SIRVA Netherlands;

New Principal Employer has the meaning given in Error! Reference source not found. of Error! Reference source not found.;

Non-Tax Claim means a Claim other than a claim for breach of any of the Tax Warranties or a claim under the Tax Covenant;

Pensions Indemnities means the indemnities set out in clauses 13 and 14;

Permitted Encumbrances means security interests arising in the ordinary course of business or by operation of law including security interests for taxation and other governmental charges;

Properties means the leasehold interests of the Target Companies brief particulars of which are set out in Error! Reference source not found.;

Proposed Transactions means the transactions contemplated by the Transaction Documents;

Pro Rata Percentage means the percentage which the Debt Free/Cash Free Price for the relevant Target Company represents of the aggregate of all of the Debt Free/Cash Free Prices;

Purchasers’ Conditions has the meaning given in clause 3.1;

Purchasers’ Group means the Purchasers and their Affiliates from time to time;

Purchasers’ Obligation means any representation, warranty or undertaking to indemnify (including any covenant to pay pursuant to the Tax Covenant) given by the Purchasers to the Sellers under this agreement;

Purchasers’ Bank Account means the bank account in the name of Wincanton Holdings at NatWest Bank, 32 Corn Street, Bristol, BS97 7UG; account name Osborne Clarke Client Account; account number 00708542; Sort Code 56-00-05;

Purchasers’ Solicitors means Osborne Clarke of 2 Temple Back East, Temple Quay, Bristol BS1 6EG;

Record Date has the meaning given in clause 3.6;

Redemption means the redemption of two million and three hundred thousand ordinary redeemable shares of £1 each in the capital of North American (UK) Limited in accordance with the relevant provisions of the Act;

registered, in relation to Intellectual Property Rights, includes registrations and applications for registration;

Relevant Target Company means, in relation to any Shares listed in column 2 of Error! Reference source not found. of Error! Reference source not found., the Target Company whose Shares they comprise (and whose name is set out in that column);

Relief has the meaning given in the Tax Covenant;

Representatives has the meaning given in clause 19.1;

Schedules means the Schedules to this agreement, and Schedule shall be construed accordingly;

Sellers’ Bank Account means the bank account in the name of SIRVA UK LIMITED at HSBC Bank; account name: SIRVA UK LIMITED, 8 Canada Square, London E14 5HQ; account number: 58593797; sort code: 40-05-15, Swift Code MIDLGB22;

Sellers’ Group means the Sellers and their Affiliates from time to time but excluding the Target Companies;

Sellers’ Obligation means any representation, warranty or undertaking to indemnify (including any covenant to pay pursuant to the Tax Covenant) given by the Sellers to the Purchasers under this agreement;

Sellers’ Solicitors means Freshfields Bruckhaus Deringer of 65 Fleet Street, London, EC4Y 1HS;

Set of Shares means, in relation to a Seller, the shares comprising issued share capital of any particular Target Company which are to be sold by that Seller under this agreement;

Shares means the shares comprising the entire issued share capital of each of the Target Companies set out opposite the names of the Sellers in column 2 of Error! Reference source not found. of Error! Reference source not found.;

Software Licence means the agreement in the Agreed Form pursuant to which NAVL shall provide support to the Target Companies with respect to certain software;

subsidiary and subsidiaries means any company in relation to which another company is its holding company;

subsidiary undertaking has the meaning given in paragraph 2(m) of Schedule 1;

Surviving Provisions means clauses 15.1 to 15.3 inclusive (Tax), 18 (Announcements), 19 (Confidentiality), 20 (Assignment), 22 (Costs), 23 (Notices), 24 (Conflict with other Agreements), 25 (Entire Agreement), 26 (Waiver, Rights and Remedies), 27.2 to 27.4 (General), 28 (Interpretation), 29 (Governing Law and Arbitration) and Schedule 1 (Interpretation);

Target Companies means the companies the Shares of which are listed in column 2 of Error! Reference source not found. of Error! Reference source not found. and details of which are set out in Error! Reference source not found. of Error! Reference source not found. and Target Company means any of them;

Target Company IPR means the registered and unregistered Intellectual Property Rights owned, used, licensed in or licensed by the Target Companies;

Tax and Taxation have the meanings given in the Tax Covenant;

Tax Authority has the meaning given in the Tax Covenant;

Tax Claim means a Claim for a breach of any of the Tax Warranties or a claim under the Tax Covenant;

Tax Covenant means the covenant relating to tax set out in Error! Reference source not found.;

Tax Warranties means the warranties set out in Error! Reference source not found. of Error! Reference source not found.;

TCGA means the Taxation of Chargeable Gains Act 1992;

Third Party Assurances means all guarantees, indemnities, counter-indemnities and letters of comfort of any nature whatsoever given to a third party by a member of the Sellers’ Group in respect of any obligation of a Target Company;

Trade Mark and Logos Licence means the licence in Agreed Form from NAVL in favour of North American (UK) Limited in respect of certain trade names and logos;

Trade Mark Assignment means the assignment in the Agreed Form from North American Van Lines Inc. (NAVL), an Affiliate of the Sellers to North American (UK) Limited in relation to the “midiData” trade mark;

Transaction Documents means this agreement, the Disclosure Letter and any other Agreed Form Documents;

undertaking means a body corporate or partnership or unincorporated association carrying on trade or business with or without a view to profit; in relation to an undertaking which is not a company, expressions in this agreement appropriate to companies are to be construed as references to the corresponding persons, officers, documents or agents (as the case may be) appropriate to undertakings of that description;

US GAAP means generally accepted accounting principles in the United States, applied on a consistent basis;

VAT means value added tax and any similar sales or turnover tax;

VATA means the Value Added Tax Act 1994;

Venlo Property means the Property at Venlo as listed in Error! Reference source not found. of this agreement;

Warranties means the warranties given pursuant to clause 6 and set out in Error! Reference source not found.;

Working Hours means 9.30am to 5.30pm on a Business Day.

2.                                       In this agreement, unless the context otherwise requires:

(a)                                  references to a person shall be construed so as to include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);

(b)                                 the headings are inserted for convenience only and shall not affect the construction of this agreement;

(c)                                  the singular shall include the plural and vice versa;

(d)                                 references to one gender include all genders;

(e)                                  references to times of the day are to local time in the relevant jurisdiction unless otherwise stated;

(f)                                    references to any English legal term for any action, remedy, method or judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include that which most nearly approximates in that jurisdiction to the English legal term;

(g)                                 references to Euros or € are references to the lawful currency from time to time of The Netherlands and Germany;

(h)                                 subject to paragraph (i) below and unless otherwise specifically provided in this agreement, references to any monetary sum expressed in a sterling amount shall, where such sum is referable in whole or part to a particular jurisdiction, be deemed to be a reference to an equivalent amount in the local currency of that jurisdiction translated at the Exchange Rate at the relevant date specified in this agreement;

(i)            where it is necessary to determine whether a monetary limit or threshold set out in Error! Reference source not found. of Error! Reference source not found. has been reached or exceeded (as the case may be) and the value of any of the relevant claims is expressed in a currency other than sterling, the value of each such claim shall be translated into sterling at the Exchange Rate on the date of receipt of written notification of the existence of such claim in accordance with Error! Reference source not found. of Error! Reference source not found.;

(j)            where any number or amount is expressed as a negative number or amount and/or is preceded by the minus sign or a calculation results in a negative number or amount and such negative number or amount is to be subtracted from another number or amount (whether positive or negative), then, applying the general rule of arithmetic, the equivalent positive number or amount shall be added to that other number or amount (for example, 3—10=(3+10)=13);

(k)           for the avoidance of doubt:

(i)      where any two amounts are being compared for the purpose of determining which is greater or less, a positive amount is greater than a negative amount and, of two negative amounts, the amount closer to zero is the greater amount; and

(ii)     where the amount of the difference between two amounts is to be calculated, the amount of that difference is always a positive amount regardless of whether either or both of the relevant amounts are themselves negative amounts;

(l)            where any statement in this agreement is qualified by the expression to the best of the Sellers’ knowledge or so far as the Sellers are aware or any similar expression, that statement shall be deemed to have been made only on the basis of the actual knowledge at the date of this agreement of Ron Milewski, Gary Greasby, Terry Rayment, Steve Harris, Cornelia Eichorn, Michael Kingston, Peter Schleicher, Eberhard Fuhr, Manfred Ruland, Eric Baker, Kevin Sey, Mike Falvey, Paul Mason, David Glatz, John Dupuy, and Michael Boos and such phrase shall carry no further or other implication nor impose any requirement on the Sellers or such persons to make enquiries of any other person, party, body or authority;

(m)          an undertaking is a subsidiary undertaking of another undertaking (its parent undertaking) if that other undertaking, directly or indirectly, through one or more subsidiary undertakings:

(i)      holds a majority of the voting rights in it; or

(ii)     is a member or shareholder of it and has the right to appoint or remove a majority of its board of directors or other equivalent managing body; or

(iii)    has a right to exercise a dominant influence over it:

(A)          by virtue of provisions contained in its memorandum or articles or equivalent constitutional documents; or

(B)           by virtue of a contract with that undertaking or other members or shareholders of that undertaking; or

(iv)    is a member or shareholder of it and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it,

(n)           any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

3.             Except as otherwise expressly provided in this agreement, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to:

(a)           that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the date of this agreement;

(b)           any enactment which that enactment re-enacts (with or without modification); and

(c)           any subordinate legislation (including regulations) made (before or after the date of this agreement) under that enactment, as amended, consolidated or re-enacted as described in sub-paragraph (a) or (b) above, except to the extent that any of the matters referred to in paragraphs (a) to (c) occurs after the date of this agreement and increases or alters the liability of the Sellers or the Purchaser (or any person on whose behalf it is acting as agent pursuant to this agreement) under this agreement.

4.             Where there is any inconsistency between the definitions set out in this Schedule and the definitions set out in any clause or any other Schedule, then, for the purposes of construing such clause or Schedule, the definitions set out in such clause or Schedule shall prevail.

SIGNED by	)	Gary Greasby
for and on behalf of	)
SIRVA UK LIMITED	)
under a power of	)
attorney dated	)
25 November 2004)

SIGNED by	)	Gary Greasby
for and on behalf of	)
MIDIDATA SPEDITION GmbH	)
under a power of	)
attorney dated	)
26 November 2004)

SIGNED by	)	Steve Boyd
for and on behalf of	)
ALLIED ARTHUR PIERRE SA	)

SIGNED by	)	Ralph Ford
for and on behalf of	)
SIRVA WORLDWIDE, INC.	)

SIGNED by	)	Charles Hallows
for and on behalf of	)
WINCANTON HOLDINGS LIMITED	)
)

SIGNED by	)	Charles Hallows
for and on behalf of	)
WINCANTON TRANS EUROPEAN	)
HOLDINGS GMBH	)

SIGNED by	)	Ian Mackie
for and on behalf of	)
WINCANTON TRANS EUROPEAN	)
HOLDING BV	)